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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                             (Amendment No._______)*



                                 Selectica, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    816288104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]  Rule 13d-1(b)

          [ ]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)




                                   Page 1 of 5


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CUSIP# 816288104                            13G

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING
           SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                   Rajen Jaswa
                   Tax ID Number: ###-##-####
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]  (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           U.S.
------------------------------ ------ ------------------------------------------
                               5      SOLE VOTING POWER
          NUMBER OF                   2,551,250
           SHARES              ------ ------------------------------------------
        BENEFICIALLY           6      SHARED VOTING POWER
   OWNED BY EACH REPORTING            0
           PERSON              ------ ------------------------------------------
            WITH               7      SOLE DISPOSITIVE POWER
                                      2,551,250
                               ------ ------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      0
------------------------------ ------ ------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                                          2,551,250
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                        [ ]
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         6.91%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*                                        IN
---------- ---------------------------------------------------------------------


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ITEM 1(A).     NAME OF ISSUER

               Selectica, Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

               3 West Plumeria Drive
               San Jose, CA  95134

ITEM 2(A).     NAME OF PERSONS FILING

               Rajen Jaswa



ITEM 2(B).     ADDRESS OF PRINCIPAL OFFICE

               3 West Plumeria Drive
               San Jose, CA  95134

ITEM 2(C)      CITIZENSHIP

               Mr. Jaswa is a United States citizen.

ITEM 2(D) AND (E).    TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

               Common Stock
               CUSIP # 816288104

ITEM 3.        Not Applicable

ITEM 4.        OWNERSHIP

               The following information with respect to the ownership of the Common Stock of the issuer by the person filing this Statement is provided as of December 31, 2000:


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                                                                     Page 4 of 5

                      (a) Amount beneficially owned:

                          See Row 9 of cover page.

                      (b) Percent of Class:

                          See Row 11 of cover page.

                      (c) Number of shares as to which such person has:


                               (i)   Sole power to vote or to direct the vote:

                                     See Row 5 of cover page.

                               (ii)  Shared power to vote or to direct the vote:

                                     See Row 6 of cover page.

                               (iii) Sole power to dispose or to direct the
                                     disposition of:

                                     See Row 7 of cover page.

                               (iv) Shared power to dispose or to direct the disposition of:

                                     See Row 8 of cover page.


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable

ITEM 10.       CERTIFICATION.

               Not applicable


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                                   SIGNATURES

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2001

                                            By: /s/ Rajen Jaswa
                                               ---------------------------------
                                               Rajen Jaswa